Exhibit 10.1

IHS Markit Ltd.
2017 EMPLOYEE STOCK PURCHASE PLAN

1.Definitions.
(a)    “Administrator” means one or more of the Company’s officers or members of the management team appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan or by Applicable Law, the Board or Committee may assign any of its administrative tasks to the Administrator.
(b)    “Affiliate” means any entity, other than a Subsidiary, that directly or through one or more intermediaries is controlled by, or is under common control with, the Company, as determined by the Committee.
(c)    “Applicable Law” means the requirements relating to the administration of equity-based awards under applicable corporate laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means the occurrence of any of the following events:
(i)    a transaction or series of transactions (other than an offering of the Common Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities issued and outstanding immediately after such acquisition;
(ii)    during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section (i) or (iii) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)    the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, amalgamation, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction (A) which results in the Company’s voting securities issued and outstanding immediately before the transaction continuing to represent (either by remaining issued and outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s issued and outstanding voting securities immediately after the transaction, and (B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section (iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iv)    the Company’s shareholders approve a liquidation or dissolution of the Company.
Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in substantially the same proportions of their ownership after the transaction.
(f)    “Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or United States Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)    “Committee” means the Human Resources Committee of the Board or any subcommittee referred to in Section 4(e).
(h)    “Common Share” means a common share of the Company, par value $0.01 per share, as the same may be converted, changed, reclassified or exchanged.
(i)    “Company” means IHS Markit Ltd., a company incorporated under the laws of Bermuda, or any successor to all or substantially all of the Company’s business, that adopts the Plan.
(j)    “Contributions” means the amount of Eligible Pay contributed by a Participating Employee through payroll deductions and/or other payments that the Committee may permit a Participating Employee to make to fund the exercise of options to purchase Shares granted pursuant to the Plan.
(k)    “Designated Company” means any Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate Subsidiaries or Affiliates as Designed Companies in a Non-Section 423 Offering. For purposes of a Section 423 Offering, only the Company and its Subsidiaries may be Designated Companies, provided, however, that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-Section 423 Offering.
(l)    “Effective Date” means the date the Plan is approved by the Board.

(m)    “Eligible Employee” means, subject to Section 5(c), any individual in an employee-employer relationship with the Company or a Designated Company for income tax and employment tax withholding and reporting purposes. For purposes of clarity, the term “Eligible Employee” shall not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Company, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Company who has entered into an independent contractor or consultant agreement with the Company or a Designated Company; (iv) any individual performing services for the Company or a Designated Company under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Designated Company enters into for services; or (v) any individual classified by the Company or a Designated Company as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service. The Committee shall have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.
(n)    “Eligible Pay” means the total amount paid by the Company or any Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after a Participating Employee’s termination of employment date, even if such amounts are paid for pre-termination date services) as salary or wages (including 13th/14th month payments or similar concepts under local law), including commissions, overtime, and shift premiums and any portion of such amounts voluntarily deferred or reduced by the Eligible Employee (i) under any employee benefit plan of the Company or a Subsidiary or Affiliate available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (ii) under any deferral plan of the Company or any Subsidiary or Affiliate (provided such amounts would not otherwise have been excluded had they not been deferred), but excluding any stipends, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, pension, retainers, severance pay, special stay-on bonuses, annual incentive bonuses or other cash bonuses, income derived from stock options, stock appreciation options, restricted stock units and dispositions of stock acquired thereunder, and other special remunerations (including but not limited to performance stock units). For Eligible Employees in the United States, Eligible Pay shall include elective amounts that are not includible in gross income of the Eligible Employee by reason of Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code. The Administrator shall have discretion to determine the application of this definition to Eligible Employees outside the United States.
(o)    “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of the applicable Offering Period, as prescribed by the Administrator.
(p)    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.
(q)    “Fair Market Value” means, as of any given date, (i) if Shares are traded on any established stock exchange, the closing price of a Share as quoted on the principal exchange on which the Shares are listed, as reported in The Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for the preceding date, or if no sale occurred on such date, the first Trading Day immediately prior to such date during which a sale occurred; or (ii) if Shares are not traded on an established stock exchange but are regularly quoted by a recognized securities dealer, the mean of the high bid and low asked prices for the preceding date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal (or such other source as the Company may deem reliable); or (iii) in the absence of an established market for the Shares of the type described in (i) or (ii) of this definition, the fair market value established by the Committee acting in good faith.

(r)    “Offering” means a Section 423 Offering or a Non-Section 423 Offering of an option to purchase Shares under the Plan during an Offering Period as further described in Section 6. Unless otherwise specified by the Committee, each Offering to the Eligible Employees of the Company or a Designated Company shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each such Offering. With respect to Section 423 Offerings, the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Section 423 of the Code and the United States Treasury Regulations thereunder; a Non-Section 423 Offering need not satisfy such regulations.
(s)    “Offering Period” means the periods established in accordance with Section 6 during which options to purchase Shares may be granted pursuant to the Plan and may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 17.
(t)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(u)    “Participating Employee” means an Eligible Employee who elects to participate in the Plan.
(v)    “Plan” means this IHS Markit Ltd. 2017 Employee Stock Purchase Plan, as may be amended from time to time.
(w)    “Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Committee shall determine).
(x)    “Purchase Period” means a period of time within an Offering Period, as may be specified by the Committee in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.
(y)    “Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which shall be set by the Committee; provided, however, that the Purchase Price shall not be less than the par value of the Common Shares and for a Section 423 Offering shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (b) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (b) the Fair Market Value of the Shares on the Purchase Date.
(z)    “Shares” means the Common Shares reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, amalgamation, consolidation or other reorganization) security.
(aa)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(bb)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participating Employee’s participation in the Plan.
(cc)    “Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading.

2.Purpose of the Plan. The purpose of the Plan is to provide an opportunity for Eligible Employees to purchase Common Shares at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s shareholders. The Company intends for Offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that the Committee may also authorize the grant of options under the Plan under Offerings that are not intended to comply with the requirements of Section 423 of the Code, which may, but are not required to, be made pursuant to any rules, procedures, or sub-plans (collectively, “Sub-Plans”) adopted by the Committee for such purpose (each, a “Non-Section 423 Offering”).
3.Shares Reserved for the Plan. Subject to adjustment pursuant to Section 16 hereof, 15,000,000 Shares may be issued pursuant to the Plan. Such Shares may be authorized but unissued Common Shares, Common Shares held in treasury or Common Shares purchased on the open market. For avoidance of doubt, the limitation set forth in this Section 3 may be used to satisfy purchases of Shares under either a Section 423 Offering or a Non-Section 423 Offering.
4.Administration of the Plan.
(a)    Committee as Administrator. The Plan shall be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Law, no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.
(b)    Powers of the Committee. The Committee shall have full power and authority to: administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in a Section 423 Offering or a Non-Section 423 Offering and which Subsidiaries and Affiliates shall be Designated Companies participating in either a Section 423 Offering or a Non-Section 423 Offering, (iii) determine the terms and conditions of any option to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the administration of the Plan, (v) amend an outstanding option to purchase Shares, including any amendments to an option that may be necessary for purposes of effecting a transaction contemplated under Section 16 hereof (including, but not limited to, an amendment to the class or type of share that may be issued pursuant to the exercise of an option or the Purchase Price applicable to an option), provided that the amended option otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, including, without limitation, the adoption of such Sub-Plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, as further set forth in Section 4(c) below.
(c)    Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan shall govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan shall be considered part of a Non-Section 423 Offering, and options granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements regarding, without limitation, (i) eligibility to participate, (ii) the definition of Eligible Pay, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of options upon a Change in Control or a change in capitalization of the Company, (vii) the handling of payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures and (xiv) handling of Share issuances.
(d)    Binding Authority. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and any Sub-Plan, enrollment form or other instrument or agreement relating to the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.
(e)    Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, the Administrator or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(e).
5.Eligible Employees.
(a)    General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 7.
(b)    Non-U.S. Employees. An Eligible Employee who is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-Section 423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.
(c)    Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an option to purchase Shares under a Section 423 Offering (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose shares would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own shares of the Company and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary, or (ii) to the extent that his or her options to purchase shares under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such shares (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding. The Committee, in its discretion, from time to time may, prior to an Enrollment Period for all options to be granted in an Offering, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed thirty (30) days of service or such other service requirement, up to a maximum of two (2) years, since his or her last hire date, (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Designated Company whose employees are participating in that Section 423 Offering.
6.Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Day of the relevant Offering Period. Unless and until the Committee determines otherwise in its discretion, each Offering Period shall consist of one (1) six-month Purchase Period, which shall run simultaneously with the Offering Period. Unless otherwise provided by the Committee, Offering Periods shall run from May 1st (or the first Trading Day thereafter) through October 31st (or the first Trading Day prior to such date) and from November 1st (or the first Trading Day thereafter) through April 30th (or the first Trading Day prior to such date). Notwithstanding the foregoing, unless otherwise determined by the Committee, the first Offering Period under the Plan shall run from August 1, 2017 through October 31, 2017. The Committee will have the authority to establish additional or alternative sequential or overlapping Offering Periods, a different number of Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. In addition, to the extent that the Committee establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Committee will have discretion to structure an Offering Period so that if the Fair Market Value of the Common Shares on any Purchase Date within an Offering Period is less than or equal to the Fair Market Value of the Common Shares on the first Trading Day of that Offering Period, then (i) that Offering Period will terminate immediately as of that first Trading Day, and (ii) the Participating Employees in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first Trading Day of such new Purchase Period.
7.Election to Participate and Payroll Deductions. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election shall be made by completing the online enrollment process through the Company’s designated Plan broker or by completing and submitting an enrollment form to the Company during such Enrollment Period, authorizing Contributions in whole percentages from 1% to 15% of the Eligible Employee’s Eligible Pay. A Participating Employee may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Company, provided that no change in Contributions shall be permitted to the extent that such change would result in total Contributions exceeding 15% of the Eligible Employee’s Eligible Pay, or such other amount as may be determined by the Committee. The new rate shall become effective on the first day of the first Purchase Period following the completion of such enrollment form.

During a Purchase Period, a Participating Employee may reduce his or her rate of Contributions to become effective as soon as possible after completing an amended enrollment form (either through the Plan broker's online enrollment process or in paper form). The Participating Employee shall not, however, effect more than one such reduction per Purchase Period. A Participating Employee may not increase Contributions with effect within the same Purchase Period.
8.Contributions. The Company or any Designated Company shall establish an account in the form of a bookkeeping entry for each Participating Employee for the purpose of tracking Contributions made by each Participating Employee during the Purchase Period, and shall credit all Contributions made by each Participating Employee to such account. The Company shall not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor shall any interest be paid on such Contributions, unless otherwise determined by the Administrator or required by Applicable Law. All Contributions received by the Company for Shares sold by the Company on any Purchase Date pursuant to this Plan may be used for any corporate purpose.
9.Limitation on Number of Shares That an Employee May Purchase. Subject to the limitations set forth in Section 5(c), each Participating Employee shall have the option to purchase as many whole Shares as may be purchased with the Contributions credited to his or her account as of the last day of the Purchase Period (or such other date as the Committee shall determine) at the Purchase Price applicable to such Purchase Period; provided, however, that a Participating Employee may not purchase in excess of 5,000 Shares under the Plan per Offering Period or such other limit as may be imposed by the Committee (in each case subject to adjustment pursuant to Section 16 hereof). Any amount remaining in a Participating Employee’s account as of the relevant Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth herein shall be refunded to the Participating Employee without interest (unless otherwise required by Applicable Law), as soon as practicable. No fractional Shares will be purchased; any Contributions accumulated in a Participating Employee’s account, which are not sufficient to purchase a full Share will be retained in the Participating Employee’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participating Employee as provided in Section 14.
10.Taxes. At any time a Participating Employee incurs a taxable event as a result of his or her participation in the Plan, the Participating Employee shall make adequate provision for any Tax-Related Items. In their sole discretion, the Company or, as applicable, the Designated Company that employs the Participating Employee may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participating Employee’s compensation, (b) provided that the Participating Employee is not an officer subject to Section 16 of the Exchange Act, repurchasing a sufficient whole number of Shares issued following purchase having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares, (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company, or (d) any other method deemed acceptable by the Company.
11.Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participating Employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Administrator. Alternatively, the Administrator may provide for Plan share accounts for each Participating Employee to be established by the Company or by an outside entity selected by the Administrator which is not a brokerage firm. Shares purchased by a Participating Employee pursuant to the Plan shall be held in the Participating Employee’s brokerage or Plan share account.  The Company may require that Shares be retained in such brokerage or Plan Share account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares.

12.Options as a Shareholder. A Participating Employee shall have no options as a shareholder with respect to Shares subject to any options granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Administrator or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.
13.Options Not Transferable. Options granted under this Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution, and are exercisable during a Participating Employee’s lifetime only by the Participating Employee.
14.Withdrawals. A Participating Employee may withdraw from an Offering Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Company. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the Purchase Date, or by such other deadline as may be established by the Administrator. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participating Employee shall be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participating Employee may not again be eligible to participate in the Plan until the next Enrollment Period. Amounts credited to the Contribution account of any Participating Employee who withdraws prior to the date set forth in this Section 14 shall be refunded, without interest (unless otherwise required by Applicable Law), as soon as practicable.
15.Termination of Employment.
(a)    General. Upon a Participating Employee ceasing to be an Eligible Employee for any reason prior to a Purchase Date, Contributions for such Participating Employee shall be discontinued and any amounts then credited to the Participating Employee’s Contribution account shall be refunded, without interest (unless otherwise required by Applicable Law), as soon as practicable, except as otherwise provided by the Committee or required by Applicable Law.
(b)    Leave of Absence. Subject to the discretion of the Committee, if a Participating Employee is granted a paid leave of absence, Contributions on behalf of the Participating Employee shall continue and any amounts credited to the Participating Employee’s Contribution account may be used to purchase Shares as provided under the Plan. If a Participating Employee is granted an unpaid leave of absence, payroll deductions on behalf of the Participating Employee shall be discontinued and no other Contributions shall be permitted (unless otherwise determined by the Committee or required by Applicable Law), but any amounts then credited to the Participating Employee’s Contribution account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participating Employee’s option to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.
(c)    Transfer of Employment. Unless otherwise determined by the Committee, a Participating Employee whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participating Employee transfers from a Section 423 Offering to a Non-Section 423 Offering, the exercise of the option will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participating Employee transfers from a Non-Section 423 Offering to a Section 423 Offering, the exercise of the option will remain non-qualified under the Non-Section 423 Offering.

16.	Adjustment Provisions.

(a)    Changes in Capitalization. In the event of any change affecting the number, class or terms of the Common Shares by reason of share dividend, bonus issuance, share split, share consolidation, share subdivision, recapitalization, reorganization, amalgamation, merger, consolidation, spin-off, disaffiliation of a Subsidiary or Affiliate, combination of shares, exchange of shares, share options offering, or other similar event, or any distribution to the holders of Common Shares other than a regular cash dividend, then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Shares that may be delivered under the Plan (including the numerical limits of Sections 3 and 9), the Purchase Price per Share and the number of Common Shares covered by each option under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.
(b)    Change in Control. In the event of a Change in Control, each outstanding option to purchase Shares shall be equitably adjusted and assumed or an equivalent option to purchase Shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a Change in Control refuses to assume or substitute for the option or the successor corporation is not a publicly traded corporation, the Offering Period then in progress shall be shortened by setting a new Purchase Date and shall end on the new Purchase Date. The new Purchase Date shall be before the date of the Company’s proposed Change in Control. The Administrator shall notify each Participating Employee in writing, at least ten (10) Trading Days prior to the new Purchase Date, that the Purchase Date for the Participating Employee’s option has been changed to the new Purchase Date and that Shares shall be purchased automatically for the Participating Employee on the new Purchase Date, unless prior to such date the Participating Employee has withdrawn from the Offering Period, as provided in Section 14 hereof, or terminated employment, as provided in Section 15 hereof.
17.Amendments and Termination of the Plan. The Board or the Committee may amend the Plan at any time, provided that, if shareholder approval is required pursuant to Applicable Law, then no such amendment shall be effective unless approved by the Company’s shareholders within such time period as may be required. The Board or Committee may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a spin-off or other similar corporate event. Upon termination of the Plan, all Contributions shall cease and all amounts then credited to a Participating Employee’s account shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded, without interest (unless otherwise required by Applicable Law), to Participating Employees. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operations of the Plan pursuant to this Section 17.
18.Shareholder Approval; Effective Date. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan shall become effective on the Effective Date, subject to approval of the shareholders of the Company as contemplated in the foregoing sentence. For the avoidance of doubt, the Board may not delegate its authority to approve the Plan pursuant to this Section 18.
19.Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of an option under the Plan prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Committee shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 19, the Committee determines that the Shares will not be issued to any Participating Employee, any Contributions credited to such Participating Employee’s account shall be promptly refunded, without interest (unless otherwise required by Applicable Law), to the Participating Employee, without any liability to the Company or any of its Subsidiaries or Affiliates.
20.Code Section 409A; Tax Qualification.

(a)Code Sections 409A and 457A. Options to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A and Section 457A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A or Section 457A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A or Section 457A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participating Employee’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A or Section 457A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A or Section 457A of the Code. Notwithstanding the foregoing, the Company shall not have any obligation to indemnify or otherwise protect the Participating Employee from any obligation to pay any taxes, interest or penalties pursuant to Section 409A or 457A of the Code. The Company makes no representation that the option to purchase Shares under the Plan is compliant with Section 409A or Section 457A of the Code.
(b)    Tax Qualification. Although the Company may endeavor to (i) qualify an option to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 20(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participating Employees under the Plan.
21.No Employment Options. Participation in the Plan shall not be construed as giving any Participating Employee the option to be retained as an employee of the Company or any of its Subsidiaries or Affiliates, as applicable. Furthermore, the Company, a Subsidiary, or an Affiliate, as applicable, may dismiss any Participating Employee from employment at any time, free from any liability or any claim under the Plan.
22.Governing Law; Venue. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, this Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any legal action related to the Plan, the options granted under the Plan or any enrollment form or other instrument or agreement relating to the Plan shall be brought only in a United States federal or state court located in State of New York, County of New York.
23.Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

24.Expenses. Unless otherwise set forth in the Plan or determined by the Administrator, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participating Employees, shall be borne by the Company and its Subsidiaries or Affiliates.

25.Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participating Employee, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participating Employee as if the invalid, illegal or unenforceable provision had not been included.

26.Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

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